Exhibit 14.1

Statement of Business Practices

Capital Title Group Inc. and its subsidiaries (the “Company”) adhere to ethical business standards as outlined in this Statement of Business Practices. This Statement of Business Practices (this “Statement”) is intended to provide a framework of how the Company conducts business and performs services for its customers. This Statement applies to all employees, Officers and Directors of the Company. All employees, Officers and Directors of the Company are expected to read and understand this Statement, uphold these standards in day-to-day activities, comply with all applicable policies and procedures and use their best efforts to ensure that all agents and contractors of the Company are aware of, understand and adhere to these standards. The Company will take appropriate action against any Director, Officer or employee of the Company whose actions are found to violate these policies or any other policies of the Company, including immediate termination of employment or business relationship at the Company’s sole discretion.

Conflicts of Interest

The Company will comply with all applicable laws in transactions with (i) employees, Officers and Directors, (ii) companies with which Directors are associated and (iii) Family Members of employees, Officers and Directors. Employees, Officers, Directors or the Family Members of employees, Officers and Directors shall not receive any improper personal benefit by virtue of the position of the employee, Officer or Director with the Company.

Generally, any direct or indirect interest in, connection with, or benefit from outside activities, which might in any way adversely affect the Company, involves a possible conflict of interest situation. A “conflict of interest” occurs when the private interest of an employee, Officer or Director in any way interferes – or appears to interfere – with the interests of the Company. Employees, Officers and Directors are expected to avoid all situations that might lead to a real or apparent material conflict between that employee’s, Officer’s, or Director’s self-interest and their duties and responsibilities as an employee, Officer or Director of the Company. Any position or interest, financial or otherwise, that could materially conflict with the performance of an employee’s, Officer’s or Director’s duties to the Company, or that affects or could reasonably be expected to affect an employee’s, Officer’s, or Director’s independence or judgment concerning transactions between the Company and its customers or competitors, or otherwise reflects negatively on the Company would be considered a conflict of interest.

The Chief Executive Officer and Audit Committee of the Board of Directors share responsibilities for monitoring and determining the response to all possible conflicts of interest situations by Directors. The Chief Financial Officer and Chairperson of the Audit Committee of the Board of Directors are responsible for monitoring and determining the response to all possible conflicts of interest situations by Officers, employees and non-employees of the Company. Any material transaction or relationship that reasonably could be expected to give rise to such a conflict should be reported immediately through an employee’s supervisor, when appropriate in the case of internal conflicts of interest or alternatively, through the Company’s anonymous reporting system found on the Company’s website at www.capitaltitlegroup.com under the “Contact Us” page and the link entitled “Business Practices”.

Loans and/or Guarantees

The Company will not make, renew or amend personal loans or guarantees to, or on behalf of Officers or Directors unless these loans are legally permissible and are offered on the same basis as offered to the general public. Personal loans or guarantees made, renewed or amended by the Company to an Officer or Director will be reported to and reviewed by the Audit Committee within the calendar year in which the personal loan is made.

Investment Transactions

The Company does not invest in closely-held companies in which a Director is an executive officer or director and has any financial interest. We do not invest in other companies of which an Officer or Director is a 10% or greater owner. Any privately offered investment transactions or investment in companies of which an Officer or Director is a 10% or greater owner requires prior review and approval of the Audit Committee.

Corporate Opportunities

Employees, Officers and Directors are prohibited from (i) taking personal advantage of opportunities that are discovered through the use of corporate property, information or position, (ii) using corporate property, information or position for personal gain and (iii) directly competing with the Company.

Confidentiality and Privacy

Proprietary business information and non-public information regarding the Company or its business, employees and customers is confidential. Employees, Officers and Directors are responsible for compliance with Company policies and regulatory requirements regarding the protection, collection, use or release of confidential information. Employees, Officers and Directors may only use such confidential information for the intended business purpose of the Company. The Company must balance the privacy interests of employees and customers with the legitimate business needs for confidential information.

Fair Dealing

Employees, Officers and Directors are expected to deal fairly with the Company’s customers, suppliers, competitors and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Protect and properly use Company assets

Employees, Officers and Directors should protect the Company’s assets and ensure their proper and efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

Disclosure in periodic reports

As a public company, the Company is required to file various periodic reports with the Securities and Exchange Commission. It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all required periodic reports. Employees, Officers and Directors are responsible for providing shareholders with information that is accurate, complete, objective, fair, relevant, timely and understandable, including in the Company’s filings with and other submissions to the Securities and Exchange Commission.

Encourage reporting of illegal or unethical behavior

The Company does not tolerate, and takes aggressive action against, unethical conduct or fraud whether perpetrated by employees, Officers, Directors, customers, vendors or others. The Audit Committee of the Board of Directors is responsible for overseeing investigation and response to concerns, independent of Company management. However, under appropriate circumstances, the Audit Committee may direct the Company’s management to investigate and respond to concerns that may be raised. The Company promotes ethical behavior at all levels and all employees are encouraged to speak to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a given situation. Employees, Officers and Directors are expected to report suspected violations of laws, rules, regulations or this Statement to the Company’s Chief Financial Officer or a member of the Audit Committee through anonymous reporting available via the Company’s website at www.capitaltitlegroup.com under the “Contact Us” page and the link entitled “Business Practices”. All such reports will be treated confidentially.

The Company does not allow retaliation for reports made in good faith. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or suspected violation of law, this Statement or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is strictly prohibited. Anyone who becomes aware of any such improper retaliatory conduct should immediately report such conduct to the Audit Committee.

Waiver of this Statement

Employees, Officers, Directors of the Company are expected to follow this Statement at all times. In rare circumstances, situations may arise in which a waiver may be appropriate. Waivers will be determined on a case-by-case basis by the Company’s senior management with the advice of the Company’s counsel. However, waivers for Officers and Directors may only be granted by the Board of Directors, which shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Statement. Any waiver for Officers or Directors, and the grounds therefore, shall be disclosed to stockholders and reported publicly in accordance with applicable laws and regulations, including the applicable laws and regulation of the Securities and Exchange Commission and The Nasdaq Stock Market, Inc.

Definitions

“Director” means a member of the Board of Directors of the Company.

“Officer” means a named officer on the Company’s Annual Proxy Statement.

“Family Member” shall mean a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees of an employee, Officer or Director) who shares a home with an employee, Officer or Director.

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